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                                                                    Exhibit 99.2


                        ARROW ELECTRONICS, INC. ANNOUNCES

                         REDEMPTION OF 8.7% SENIOR NOTES

FOR IMMEDIATE RELEASE

MELVILLE, NEW YORK, March 1, 2004 -- Arrow Electronics, Inc. (NYSE:ARW) today announced that it has called for redemption all of its remaining outstanding 8.7% senior notes due 2005 (the "Notes"). The total principal amount to be redeemed is $208.5 million.

"As previously announced, we chose to use a portion of the proceeds from our recent equity issue to pay down this debt as part of our continuous effort to strengthen our balance sheet, maintain our investment grade rating, and enhance our ability to fund our future growth," stated Paul J. Reilly, Chief Financial Officer of Arrow.

The Notes will be redeemed on March 29, 2004 at the redemption price described below.

The redemption price will be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted at the Treasury Rate plus 37.5 basis points, all as more specifically defined in the documentation with respect to the Notes.

Arrow Electronics is one of the world's largest distributors of electronic components and computer products and a leading provider of solutions and services to the technology sector. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and over 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 200 sales facilities and 18 distribution centers in 41 countries.

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Contacts:  Eileen M. O'Connor             Ira M. Birns
           Vice President,                Vice President and
           Investor Relations             Treasurer
           631-847-5740                   631-847-1657